                                                                  (REV. 9/21/93)
                                                                  (REV. 10/1/93)
                                                                  (REV. 10/8/93)
                                                                 (REV. 10/19/93)
                                 OFFICE LEASE

THIS LEASE is made as of the 21 day of October, 1993, by and between Landlord and Tenant.

                                  WITNESSETH:
                                  ----------

1.   Terms and Definitions. For the purpose of this Lease, the following terms
     ---------------------
shall have the following definitions and meanings:

          Annual Basic Rent: As of the Commencement Date, TWO HUNDRED TWENTY
          -----------------
EIGHT THOUSAND FIVE HUNDRED FIFTY-THREE DOLLARS AND FIFTY CENTS ($228,553.50) per annum, which is based on 21,767 rentable sq. ft. at the rate of $10.50 per rentable sq. ft. full service net of electric.

                              Brokers:  Landlord's Broker:  Manekin/Virginia
                              -------
Properties, Inc.
                              Tenant's Broker:  Julien J. Studley, Inc.

          Building: A one story office building located at 13515 Dulles
          --------
Technology Drive, Herndon, Virginia 22071, and known as Phase One, Building Two, which Building is located within the project (the "Project") known as Phase One consisting of three buildings, which is located within the office park (the "Office Park") known as Dulles Technology Center.

                              Commencement Date: The Commencement Date of this
                              -----------------
Lease shall be September 1, 1993.

                              Land: The approximately two and six tenths (2.6)
                              ----
acre site upon which the Building is situated.

                              Landlord: Dulles Tech Center I, Ltd., a Virginia
                              --------
Limited Partnership.

          Landlord's Address: Manekin/Virginia Properties, Inc. 1875 Campus
          ------------------
Commons Drive, Suite 200, Reston, Virginia 22091-1521

          Lease Year: A period of twelve (12) consecutive months, commencing on
          ----------
the first day of the month immediately following the month in which the Commencement Date occurs, and each successive twelve (12) month period thereafter; in addition, the first Lease Year shall also include the period from Commencement Date until the first day of the following month.

          Leasehold Improvements: Tenant accepts the Premises in "As Is", "Where
          ----------------------
Is" condition. Landlord is under no obligation to make any alterations, decorations, improvements, or other changes in or to the Premises.

          Premises: Those certain premises located on the first floor(s) of the
          --------
Building. The Premises are outlined on the floor plan attached hereto as Exhibit
A. The Premises contain approximately 21,767 square feet of rentable area. The Premises contains a common area electrical closet. The rentable area of the electric closet shall be prorated based on all tenants making use of the closet and the Tenant's total rentable square feet shall be adjusted accordingly.

                              Deposit: (Intentionally Deleted)
                              -------

                              Tenant: INDUSTRIAL TRAINING CORPORATION (ITC), a
                              ------
Maryland Corporation

          Tenant's Proportionate Share: That percentage which is equal to a
          ----------------------------
fraction, the numerator of which is the number of rentable square feet in the Premises, and the denominator of which is the number of rentable square feet in the Building, which shall be confirmed by Landlord's Architect pursuant to "Premises" above. As of the Commencement Date, Tenant's Proportionate Share shall be as defined herein, calculated to be 68.19% of the total square feet area in the Building (31,923 SF);

22.73% of the total area of the Project (Three Phase One Buildings totalling 95,769 sq. ft.); and 1.339% of the office park (1,625,000 sq. ft.)

2.   Premises and Common Areas Leased.
     --------------------------------
     (a) Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord. It is agreed that, as of the Commencement Date, The Premises contain approximately 21,767 square feet of rentable space.

     (b) Tenant shall have the nonexclusive right, in common with other tenants of the Building and members of the public, to use the common and public areas within the Building and the Office Park, subject to the Rules and Regulations referred to herein, but shall have no other rights no specifically set forth herein. The Lease is also subject to all covenants, conditions and restrictions of record.

3.   Term. The term of this Lease (the "Lease Term") shall commence on the
     ----
Commencement Date and shall continue for a period of Seventy (70) consecutive calendar months thereafter, unless the Lease Term shall be sooner terminated as hereinafter provided. For the purpose of this Lease, the Lease Commencement Date shall be September 1, 1993, and the Lease shall expire on June 30, 1999.

4.   Possession. Tenant currently occupies the Premises. These Premises will be
     ----------
accepted by Tenant in "As Is" condition.

 5.  Rent.
     -----

     (a)  Tenant agrees to pay to Landlord on an annual basis the Annual
Basic Rent designated in Section 1 (subject to adjustment as hereinafter provided), in twelve (12) equal monthly installments, each in advance on the first day of each and every calendar month during the Lease Term. In the event the Lease Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of the calendar month, then the rental for such periods shall be prorated in the proportion that the numbers of days this Lease is in effect during such months bears to thirty (30).

     (b) The Annual Basic Rent shall escalate during the Lease Term as indicated on the following schedule:

Lease Year            Period      Escalation   Annual Basic Rent
----------            ------      ----------   ------ ----- ----
           1      9/1/93-8/31/94         N/A   $10.50/SF, N.O.E.
           2      9/1/94-8/31/95    $1.55/SF   $12.05/SF, N.O.E.
           3      9/1/95-8/31/96           3%   12.41/SF, N.O.E.
           4      9/1/96-8/31/97           3%   12.78/SF, N.O.E.
           5      9/1/97-8/31/98           3%   13.17/SF, N.O.E.
           6      9/1/98-6/30/99           3%   13.56/SF, N.O.E.

     (c) All rent, additional rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated in Section 1 above or at such other address as Landlord may hereafter designate in writing. All rent and other sums shall be paid to Landlord without any prior demand therefor (except as expressly provided herein) and without any deduction or offset whatsoever, in lawful money of the United States of America, which shall be legal tender at the time of payment. Tenant shall have the right to offset rent for tenant improvements, rental concessions, cash allowances, brokerage commissions and other tenant obligations that Landlord has failed to perform within a reasonable period. All charges to be paid by Tenant hereunder, shall be considered additional rent for the purposes of the Lease, and the word "rent" in this Lease shall include such additional rent unless the context specifically or clearly implies that only the Annual Basic Rent is referenced.

6.   Basic Operating Charges.
     -----------------------

     (a) As additional rent for the Premises, Tenant shall pay to Landlord Its Proportionate Share of the amount by which the Basic Operating Charges incurred by Landlord in operation of the

Building and Land during any Lease Year exceed $4.40 per square foot (the "Base Index"). The computation of Basic Operating Charges and Tenant's Proportionate Share shall be computed on a calendar year (or portion thereof) and Tenant shall pay Tenant's Proportionate Share of the amount by which the Basic Operating Charges (averaged on a monthly basis in the case of a partial year) for the calendar year exceed the Base Index.

          (1) As used herein, the Basic Operating Charges shall mean the sum of all reasonable costs, payable by Landlord that are directly attributable to the owning, maintenance and operation of the Building, Land, and parking areas, including but not limited to the following, water, sewer, insurance; legal and accounting fees; Landlord's general and administrative expenses; management fees which shall not exceed four percent (4%) of the gross income of the Building, and personnel costs, including, but not limited to, salaries, wages, fringe benefits and other direct and indirect costs of engineers, superintendents, watchmen, security guards or services, porters and any other Building personnel; the cost of all service and maintenance contracts, including, but not limited to, chillers, boilers, controls, elevators, electrical components, mail chute, windows, janitorial, security and management; landscaping maintenance, including upgrades and replacements; all other maintenance and repair expenses and supplies which are deducted by Landlord in computing its Federal income tax liability; depreciation on a straight-line basis for capital expenditures made by Landlord which result in verifiable reduction of operating expenses; Real Estate Taxes (as hereinafter defined in Subsection 6(a)(2)); for non-capital equipment, materials and tools; assessments or charges imposed by an association now or hereafter established to maintain common areas of the Office Park; charges of any kind imposed by any governmental authority in connection with the use or occupancy of the Building, Land, or Premises, including any and all license, permit and inspection fees; any other costs and expenses incurred by Landlord in owning, maintaining or operating the Building; and the costs of any additional services not provided by Landlord in the prudent management of the Building. Basic Operating Charges shall not include: interest, amortization or other payments on loans to Landlord or any cost associated with refinancing such loans; depreciation except as specified otherwise herein; ground rents, if any; leasing commissions; tenant improvements, including architectural and engineering costs; advertising and marketing costs; services performed specifically for other tenants in the building; wages, salary or other compensation to any employees or officers, directly or indirectly, who are not actively involved in the management of the building; expenditures which are reimbursed or compensated by insurance or warranties; late charges incurred in paying any real estate taxes or assessments; Landlord's income taxes; capital expenditures, except to the extent such capital expenditures result in verifiable reductions in the cost of operating the building, cost of major structural repairs or of correction defects in initial design or construction; costs or maintaining and operating specialty improvements; costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the cost of the operation of the building and other reasonable and customary exclusions. The Basic Operating Charges shall be adjusted to reflect a on-hundred percent (100%) occupancy of the Building during any period in which the Building is not at least one-hundred percent (100%) occupied. The Basic Operating Charges shall not include electricity being paid directly by the Tenant. These utilities will be submetered and paid directly by the Tenant.

          (2) The term "Real Estate Taxes" shall mean (A) all real estate taxes, including general and specific assessments, if any, which are imposed upon Landlord or assessed against the Building and/or the Land, and (B) any other present or future taxes or governmental charges that are imposed upon Landlord, or assessed against the Building and/or the Land, including, but not limited to, any tax levied on or measured by the rents payable by tenants of the Building, which are in the nature of, or in substitution for, real estate taxes. Expenses (including attorney's fees, consulting and witness fees and similar costs) incurred by Landlord in monitoring or seeking a reduction of Real Estate Taxes, or in appealing any real estate tax assessment, whether or not such efforts or appeals are successful, shall be included in the amount of Real Estate Taxes. Real Estate taxes are to be projected as if fully assessed including tenant improvements.

          (3) Controllable operating expenses shall not increase more than seven point five percent (7.5%) per annum. Increases in these expenses above this cap shall not be passed through to Tenant for payment. Controllable operating expenses shall include: janitorial, grounds maintenance, extermination, irrigation, security, sprinkler service, and window cleaning.

          (4) Tenant shall have the right to audit its operating expenses. In the event an audit shows operating expenses are overstated by more than three percent (3%), Landlord shall reimburse Tenant for the actual and reasonable costs associated with that audit. Reimbursements or refunds received by Landlord shall be deducted from operating expenses in the year they are received.

          (5) Any operating expenses which are attributable to services or facilities benefitting or shared by tenants of other buildings (or buildings built in subsequent phases), including personnel costs or employees whose time is divided between the Building and other buildings, shall be equitable prorated between this Building and the appropriate Buildings. Any reimbursements or refunds received by Landlord shall be deducted from operating expenses in the year the refunds are received.

     (b) Tenant shall make estimated monthly payments to Landlord on account of Tenant's Proportionate Share of the Basic Operating Charges during each calendar year falling entirely or partly within the term of this Lease. At the beginning of the Lease Term and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord's reasonable estimate of the amount of Tenant's Proportionate Share of the Basic Operating Charges that are expected to be incurred during such calendar year.

     (c) Within ninety (90) days after the expiration of each calendar year, Landlord shall submit to Tenant a statement showing (A) Tenant's Proportionate Share of the Basic Operating Charges actually incurred during the preceding calendar year and how these charges were calculated and (B) the aggregate amount of the estimated payments made by Tenant or abatement credited to Tenant pursuant 5(b) above on account thereof. If the aggregate amount of such estimated payments and abatement exceeds Tenant's actual liability for its Proportionate Share of Basic Operating Charges, Tenant shall deduct the net overpayment from its next estimated payment or payments on account of Tenant's Proportionate Share of Basic Operating Charges for the then current year. If Tenant's actual liability or such charges exceeds the estimated payments made by Tenant and abatement credited to Tenant on account thereof, then Tenant shall, within thirty (30) days after the presentment of a statement therefor, pay to Landlord the total amount of such deficiency as additional rent due hereunder. The failure by Landlord to submit to Tenant the statement required by this Subsection within the time required herein shall not constitute a waiver of Landlord's entitlement to seek and recover such amounts from Tenant.

     (d) Any statement provided by Landlord to Tenant pursuant to Subsection(c) above shall be conclusive and binding upon Tenant unless, within thirty (30) days after receipt of the statement, Tenant notifies Landlord that it disputes the correctness of the statement and specifies the respect in which the statement is claimed to be incorrect. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant's position. Tenant and/or its representatives, upon at least ten (10) working days' notice to Landlord, during normal business hours and at Tenant's expense, shall have reasonable access to appropriate books and records of Landlord relating to the actual amount of any expenses covered by the disputed statement, for the purpose of verifying the statement.

     (e) Tenant's liability for its Proportionate Share of the Basic Operating Charges shall survive the expiration of the Lease Term. Similarly, Landlord's obligation to refund to Tenant the excess, if any, of the amount of Tenant's estimated payments on account of Tenant's actual liability therefor shall survive the expiration of the Lease Term.

     (f) In the event that any rental, sales, use, business or other taxes are now or hereafter levied upon Tenant's use or occupancy of the Premises or Tenant's business at the Premises or the rents payable under the Lease, and the mode of collection of such taxes is such that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

     (g) In the event the Lease Term commences on a day other than the first day of a calendar year, and/or terminates on a day other than the last day of a calendar year, Tenant's Proportionate

Share of the increases in the Basic Operating Charges for such calendar year shall be apportioned by multiplying the amount of Tenant's Proportionate Share thereof for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is 365.

7.   Option to Renew. Landlord hereby grants to Tenant the conditional right,
     ---------------
exercisable at Tenant's option, to renew the term of this Lease for one (1) successive term of three (3) years. If exercised, and if the conditions applicable thereto have been satisfied, the first such renewal term (the "Renewal Term") shall commence immediately following the end of the initial Lease Term provided in Section 1 of this Lease. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

          (a) Tenant shall exercise its right of renewal with respect to the Renewal Term by giving Landlord written notice thereof not earlier than twelve
(12) months not later than six (6) months prior to the expiration of the term of this Lease. The parties shall have one-hundred twenty (120) days after Landlord's timely receipt of such notice in which to agree on the base rent and escalation factor which shall be payable during the Renewal Term. For purpose regarding the Renewal Term the market rate base rent shall be inclusive of a new Base Index equal to base year actual operating expenses. The parties shall attempt to agree on a base rent payable during the Renewal Term which would equal ninety percent (90%) of the applicable market rate base rent. Among the factors to be considered by the parties during such negotiations shall be the general office R&D space market in Reston/Herndon, Virginia, the rental rate (including tenant concessions and rent abatement) then being quoted by Landlord to comparable tenants for comparable space in the Building, and the rents (including tenant concessions and rent abatement) being charged similar tenants for comparable space in multi-tenanted, first-class office R&D buildings. If during such one-hundred twenty (120) day period the parties are unable, for any reason whatsoever, to agree on such base rent and escalation factor payable, then within five (5) days thereafter the parties shall each appoint a real estate broker who shall be licensed in the Commonwealth of Virginia and who specializes in the leasing of commercial office space in the Northern Virginia market, has at least five (5) years of experience and is recognized within the field as being reputable and ethical. If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party. Such two individuals shall each determine within ten (10) days after their appointment such base rent and escalation factor (to be not less than the minimums specified in this Section). If such individuals cannot reach an agreement on such items, then the two individuals shall, within five
(5) days, render separate written reports of their determination and together appoint a third similarly qualified individual having the qualifications described above. If the Board of Realtors is no longer in existence, the third broker shall be appointed by the President of its successor organization. If no successor organization is in existence, the third broker shall be appointed by the Chief Judge of the Circuit Court of Fairfax County, Virginia. The third individual shall within ten (10) days after his or her appointment make a determination of such base rent and escalation factor. The third individual shall determine which of the determinations that shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the base rent and escalation factor payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

          (b) If any renewal notice is not given timely, then Tenant's right of renewal with respect to the Renewal Term shall lapse and be of no further force or effect.

          (c) If Tenant is in default under this Lease on the date Tenant sends a renewal notice or any time thereafter until the Renewal Term is to commence, then, at Landlord's election, the Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then-current term of this Lease.

          (d) Except as provided in Subsection 7(f) below, if at any time fifty percent (50%) or more of the square feet of rentable area of the Premises has been terminated, subleased or assigned, then Tenant's rights pursuant to this Section shall lapse and be of no further force and effect.

          (e) Tenant's rights of renewal under this Section may be exercised only by Tenant and may not be exercised by any transferee, sublessee or assignee of Tenant; provided, however that a permissible sublessee or assignee under
Section 28 of this Lease of one hundred percent (100%) of the square footage of the Premises shall have the right to exercise the renewal rights set forth in this Section.

     (f) Promptly after the commencement of the Renewal Term, Landlord shall repaint and recarpet the Premises.


8.   Use. Tenant shall use the Premises for general office purposes and other
     ---
purposes as are permitted under the present I-4 zoning of the Property, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord. Tenant shall not use or occupy the Premises in violation of any present or future applicable law, regulation or ordinance, or of the certificate of occupancy issued for the building, and shall immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law of said certificate or occupancy. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant's use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation of the Premises. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Building and/or property located therein. Tenant shall promptly upon demand reimburse Landlord as additional rent for any additional premium charged for such policy by reason of Tenant's failure to comply with the provisions of this Section 9. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights or other tenants or occupants of the Building. Tenant shall not use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in first class repair and appearance. If any present or future law, ordinance, regulation or order requires an occupancy permit for the Premises. Tenant shall obtain such permit at Tenant's own expense and shall promptly deliver a copy thereof to Landlord.

9.   Notices. Any notice required or permitted to be given hereunder must be in
     -------
writing and may be given by personal delivery or by mail, and if given by mail shall be deemed sufficiently given if sent by registered or certified mail addressed to Tenant at the Building, or to Landlord at its address designated in
Section 1. Either party may be written notice to the other specify a different address for notice purposes, except the Landlord may in any event use the Premises as Tenant's address for notice purposes. If more than one tenant is named under this Lease, service of any notice upon any one of said tenant shall be deemed to be service upon all of said tenants.

10.  Brokers. The parties recognize that the brokers who negotiated this Lease
     -------
are the brokers whose names are stated in Section 1, and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers, and that Tenant has not responsibility therefor. If Tenant has dealt with any other person or real estate broker in respect of leasing or renting space in the Building, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto.

11.  Holding Over. If Tenant fails to surrender possession of the Premises upon
     ------------
the expiration or earlier termination of the Lease Term, Tenant shall become a tenant at sufferance only, at a rental rate equal to 125% of the Annual Basic Rent in effect on the date of the expiration of the Lease Term and otherwise subject to the terms, covenants and conditions herein specified. Acceptance by Landlord of rent after such expiration or earlier termination date shall not constitute a holdover hereunder or result in a renewal of the Lease Term. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all injury, loss, claims, expenses and liability, including without limitation, any claim made by any succeeding tenant and any attorney's fees, founded on or resulting from such failure to surrender.

12.  Taxes on Tenant's Property.
     --------------------------

     (a) Tenant shall be liable for and shall pay before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property, or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments (which Landlord shall have the right to do regardless of the validity thereof, but under protest if requested by Tenant). Tenant shall upon demand repay to Landlord a sum equal to the taxes levied against Landlord or the portion of such taxes resulting from such increase in the assessment; provided that, in any such event, Tenant shall have the right, at Tenant's sole cost and expense, to bring suit to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

     (b) If the Leasehold Improvements, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed as real property at a valuation higher than the valuation at which "Building Standard" improvements or typical office improvements in other space in the Building are assessed, then the real property taxes and assessments levied against Landlord or Landlord's property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Subsection 13(a) above. If the records of the County Assessor are not available or sufficiently detailed in Landlord's opinion to serve as a basis for making said determination, the actual cost of construction shall be used.

13.  No Representations. Tenant acknowledges that except to the extent set forth
     ------------------
in this Lease neither Landlord nor any agent or employee of Landlord has made any representations or warranties with respect to the Premises, the Building or the Office Park or with respect to the suitability of same for the conduct of Tenant's business. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, and complete except as set forth in a punch list mutually agreed upon by Landlord and Tenant.

14.    Alterations.
       -----------

      (a) Tenant shall make no alternations, additions or improvements in or to the Premises, structural or otherwise, without Landlord's written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Landlord consents, Landlord may impose any conditions it deems appropriate, including, without limitation, the prior approval by Landlord of plans and specifications, the prior approval by Landlord of the contractor or other persons who will perform the work, the obtaining of lien waivers from such contractors and other persons and the obtaining of specified completion and lien indemnity bonds and insurance. If any improvements are made without Landlord's prior written consent, Landlord shall have the right to remove such improvements and restore the Premises to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. All such work shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant shall be performed in full compliance with all laws, ordinances, regulations and requirements of all governmental and quasi-governmental authorities having jurisdiction. Tenant further covenants and agrees that any mechanic's lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to Tenant will be discharged by Tenant, by bond or otherwise, within ten (10) days after the filing thereof, at the sole cost and expense of Tenant. All alterations, decorations, additions or improvements upon the Premises, made by either party, including (without limiting the generality of the foregoing) all wallcovering, built-in cabinet work, paneling and the like, shall unless Landlord elects otherwise, become the property of Landlord, and shall remain upon and be surrendered with the Premises, as a part thereof, at the end of the Lease Term.

     (b) All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions installed by Tenant in the Premises at its sole expense shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term. provided Tenant is not in default hereunder, and provided further that Tenant shall repair any damage caused by such removal. Tenant's obligation to repair any damage to the Premises caused by such removal shall survive the expiration or earlier termination of the Lease Term. If Tenant shall fail to remove all of its effects from the Premises upon termination of this Lease for any cause whatsoever, Landlord may, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof, and Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys' fees and storage charges on such effects for any length of time that the same shall be in Landlord's possession, or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale against any amounts due under this Lease from Tenant to Landlord and against the expenses incidental to the removal and sale of said effects .

     (c) The initial Leasehold improvements in and to the Premises shall be installed by Landlord in accordance with the Work Agreement. It is understood that Landlord is under no obligation to make any structural or other alterations, decorations, additions or improvements in or to the Premises, except as provided in the Work Agreement or as otherwise expressly provided in this Lease .

15.  Repairs.
     -------

     (a) By entry thereunder, Tenant accepts the Premises as being in good and sanitary order, condition and repair. Except for Landlord duties described elsewhere in this Lease, Tenant shall, at Tenant's sole cost and expense, maintain and preserve the Premises and all equipment located therein clean, safe and in first class condition and repair. Tenant shall, upon the expiration or sooner termination of the Lease Term, surrender the Premises to Landlord broom clean and in the same condition as when received, ordinary wear and tear excepted.

     (b) Landlord shall make structural repairs to the Building necessary for safety and tenant ability, and shall bear the cost thereof unless required by any negligence or willful misconduct of Tenant, its agents, employees or invitees. Landlord shall make such other repairs to the Premises and Building as may be necessary or desirable to maintain the Premises in a professional manner befitting a comparable first class office/R&D building in the Reston/Herndon area, and the cost of such repairs shall be included in the Basic Operation Charges. Landlord shall not be liable for any damage (including any consequential damages or lost profits) caused to the person or property of Tenant, its agents, employees or invitees, due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair or arising from the leaking of gas, water, sewer or steam pipes, or from electricity or from any other cause whatsoever. Tenant agrees to report immediately in writing to Landlord any defection condition in or about the Demised Premises known to Tenant which Landlord is required to repair, and a failure to so report shall make Tenant liable to Landlord for any expense, damage or liability directly resulting from such failure to report. Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect unless such damage is caused by the gross negligence or willful misconduct of Landlord or its employees. If Tenant has given Landlord written notice of a defective condition, and if Landlord has not diligently pursued the repair such defective condition within thirty (30) days of receipt of Tenant's written notice, then Tenant may make said repair and Landlord will reimburse Tenant for its reasonable expenses incurred by such repair.

     (c) Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant or otherwise affecting Tenant's obligations under this Lease, to make such changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Building (including the Premises if required by any applicable law or regulation) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways and other common facilities thereof, and to change the name by which the Building is commonly known and/or the Building's address. Unless such address change is beyond the control of the Landlord, Landlord shall compensate Tenant for new letterhead, stationery, business cards, and labels, if such changes occur without Tenant's prior written agreement. Landlord reserves the right from time to time to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building, above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are located elsewhere outside the Premises, and to expand the Building. Nothing contained herein shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority and nothing contained herein shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as expressly provided in this Lease. Landlord agrees to use reasonable efforts to schedule such work so as to cause minimum disruption to Tenant's business.

     (d) In the event that the Premises become unfit for use by Tenant because of safety, health, eminent domain, or other reasons, due to Landlord's failure to perform its obligations, Tenant may withhold from Landlord an amount of the current rent due in the next rental payment until such time as any such unfitness or defect is corrected. Other than Tenant's own business interruption insurance, this shall be the exclusive recourse of Tenant.


16.  Liens. Tenant shall not permit any mechanic's, materialmen's or other liens
     -----
to be filed against the Building, the Premises, Tenant's leasehold interest in the Premises or any equipment therein. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may cause such liens to be released by any means it deems proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to the Landlord, promptly upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest from the date of such payment by Landlord at the Default Rate (as defined in Section 26).

17.  Entry by Landlord. Landlord may upon reasonable notice to Tenant, enter the
     -----------------
Premises as reasonably required to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective lenders, purchasers and tenants, and to alter, improve or repair the Premises or any other portion of the Building. Landlord may, in order to carry any construction, maintenance or repair work deemed necessary by Landlord to the Premises or the Building, erect scaffolding and other structures where reasonable required by the character of the work to be performed, provided that Landlord shall endeavor to perform its work in a manner that will minimize any interference with the business of the Tenant. Tenant shall furnish Landlord at all times with a key to unlock all of the doors in the Premises, and Landlord shall have the right to use such keys or any other means which Landlord may deem proper to open said doors in an emergency. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decoration, except as otherwise expressly agreed herein to be performed by Landlord.

18.  Utilities and Services. Except as noted in this Section and elsewhere in
     ----------------------
this Lease regarding Tenant-paid utilities, Landlord will operate and maintain the building in a professional manner befitting a comparable first-class Office/R&D building in the Reston/Herndon area. Landlord shall furnish cleaning, lavatory supplies, and janitorial service after business hours. A separate electric meter currently exists for the Premises. Tenant shall furnish its own electric to the premises and shall pay the entire cost thereof, and Landlord shall have no responsibility for providing any such electric utility.

19.  Bankruptcy.
     ----------

     (a) The following shall be Events of Bankruptcy under this Lease: (1) Tenant's becoming insolvent, that term is defined in Title 11 of the United States Code (the "Bankruptcy Code"), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the "Insolvency Laws"); (2) The appointment of a receiver or custodian for any or all of Tenant's property or assets, or the institution of a foreclosure action upon any of Tenant's real or personal property and such action is not being defended by Tenant; (3) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (4) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (A) is not dismissed within thirty (30) days of filing, or
(b) results in the issuance of an order for relief against the debtor; or (5) Tenant's making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

     (b) Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Section 25; provided, however that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Section 25 so long as (1) the Bankruptcy Code prohibits the exercise of such rights and remedies, and (2) Tenant or its Trustee in Bankruptcy (hereinafter referred to as "Trustee) (i) cures all defaults under this Lease,
(ii)compensates Landlord for monetary damages incurred as a result of such defaults, (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant, and (iv) complies with all other requirements of the Bankruptcy Code.

20.  Indemnification. Tenant shall indemnify Landlord and hold Landlord harmless
     ---------------
from and against any and all injury, loss, damage, claims and expenses, including attorney's fees, arising from or related to Tenant's use of the Premises, the conduct of Tenant's business therein, the making by Tenant of any improvements thereto or any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, and shall further indemnify Landlord and hold Landlord harmless from and against any and all injury, loss, damage, claims and expenses, including attorneys' fees, arising from or related to any breach or default in the performance of any of Tenant's obligations under this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees. Nowithstanding anything to the contrary contained in this Lease, Landlord shall indemnify Tenant and hold Tenant harmless from and against any injury, loss, damages, claims, and expenses, including attorneys' fees and court costs, arising from or relating to any breach or default in the performance of any of Landlord's obligations under this Lease, or arising from any act, neglect fault or omission of Landlord or its agents, employees and invitees.

21.  Property at Tenant's Risk. Except as provided in this Lease to the
     -------------------------
contrary, Landlord shall not be liable to Tenant or Tenant's employees, agents or invitees for any damage, injury, loss or claim, including but not limited to business interruption claims, based on or arising out of any cause whatsoever, including but not limited to the following: Landlord's entry upon the Premises to inspect or show the same; janitorial access to the Premises at any time; repairs to, or interruption in the use of, the Premises, the Building or the Land; any damage resulting from the use, operation or malfunction of elevators or of the heating, cooling, electrical, plumbing or other equipment or systems; fire, theft, disappearance or other casualty; and any leakage in any part of the Building, or from water that may leak into, or flow from, any part of the Building, or from drains, pipes or plumbing fixtures bursting, leaking or overflowing in any part of the Building. Any property stored or placed by Tenant or its employees, agents or invitees in or about the Premises or the Building shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible therefor.

22.  Insurance.
     ---------

     (a) Tenant shall at all times during the term hereof, at its sole cost and expense, obtain, maintain and keep in full force and effect, with Tenant, Landlord and the mortgagees of Landlord named as insureds therein as their respective interests may appear, the following insurance:

          (i) Fire insurance, including extended coverage, vandalism and malicious mischief, upon property of every description and kind owned by Tenant and located in the Building or for which Tenant is legally liable or installed by or on behalf of Tenant including, without limitation, furniture, fittings, installations, fixtures and any other personal property, in an amount not less than ninety percent (90%) of the full replacement cost thereof. In the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or the mortgagees of Landlord shall be conclusive.

          (ii) Comprehensive General Liability Insurance, coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner's protective coverage, contractual liability, products and completed operations liability in limits not less than FIVE MILLION DOLLARS
($5,000,000.00) inclusive.

          (iii) Business interruption insurance in such amounts will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

          (iv) Workmen' s Compensation and Employer's Liability Insurance in form and amount required by applicable law.

          (v) Any other form or forms of insurance as Landlord or the mortgagees of Landlord may reasonably require from time to time, and such other insurance, in form, in amounts and for insurance risks, as a prudent Tenant would maintain to protect itself, consistent with sound business practices.

     (b) All policies shall be taken out with insurers reasonably acceptable to Landlord and in form reasonably satisfactory from time to time to Landlord. Tenant agrees that certificates of insurance on the Landlord's standard form, or, if required by Landlord or the mortgagees of Landlord, certified copies of each such insurance policy, will be delivered to Landlord as soon as practicable after the placing of the required insurance, but in no event later than ten (10) days after Tenant takes possession of or occupies all or any part of the Premises. All policies shall contain an undertaking by the insurers to notify Landlord and the mortgagees of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof.

     (c) Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Premises any article, or make any use of the Premises, which may be prohibited by any insurance policy in force from time to time covering the Building and Building Standard Work. In the event Tenant's occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as additional rent within ten (10) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant's use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Leasehold Improvements showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority and of insurers now or hereafter in effect relating to the Premises.

     (d) If any insurance policy carried by Landlord shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced, in any way by reason of the use or occupation of the Premises or any part thereof by Tenant or by an assignee or sub-tenant of

Tenant or by anyone permitted by Tenant to be upon the Premises and, if Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice thereof, Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant shall forthwith pay the cost thereof to Landlord as additional rent. Landlord shall not be liable for any damage or injury caused as a result of such entry. in the event that Landlord shall be unable to remedy such condition, then Landlord shall have all of the remedies provided for in this Lease for a default by Tenant. Nowithstanding the foregoing, if Tenant fails to remedy such conditions as aforesaid, Tenant shall be in default of its obligation hereunder and Landlord shall have no obligations to attempt to remedy such default.

     (e) Any policy or policies of fire, extended coverage and other casualty and other insurance, which Tenant obtains in connection with the Premises, shall include a clause or endorsement whereby the insurer waives any rights or subrogation against Tenant or Landlord. Tenant or Landlord hereby waive their rights of recovery against each other to the extent any injury or loss either is covered by insurance maintained by either party, or is required to be covered by insurance.

23.  Damage.
     ------

     (a) If the Premises shall be damaged by fire or other cause, unless due to the gross negligence or willful misconduct of Tenant, its servants, employees, agents, visitors or licensees, the damage shall be diligently repaired within a reasonable time not to exceed 180 days by and at the expense of Landlord and the rent until such repairs shall have been made shall abate pro-rata according to the part of the Premises which is unusable by Tenant. Due allowances shall be made for reasonable delay which may arise by reason of adjustment of fire insurance by Landlord and for personnel delay on account of strike or labor disputes or any other cause beyond Landlord's control. If, however, the Premises are rendered wholly untenantable by fire or other cause and Landlord shall decide not to rebuild the same, or if the entire Building be so damaged that Landlord shall decide to demolish it or not to rebuild it, then or in any of such events, Landlord may, at its option, cancel and terminate this Lease by giving Tenant notice in writing of its intention to cancel this Lease, whereupon the term of this Lease shall terminate upon the thirtieth (30th) day after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord; provided however, all rent hereunder shall be abated from and after the date of destruction. Except for the foregoing abatement of Rent, Landlord shall not be liable to Tenant for any period during which the occupation of said Premises by Tenant may not be possible because of the matters herein above stated nor shall Landlord be liable for any damage incurred by Tenant other than Landlord's obligation to repair the Premises as aforesaid. Without limiting the foregoing, Landlord shall not be responsible for consequential damages, lost profits or any damage to Tenant's personal property.

     (b)  Upon any termination of this Lease under any of the provisions of the
Section 23, the parties shall be released thereby without further obligation to the other, from the date possession of the Premises is surrendered to Landlord, except for items which have theretofore accrued and are then unpaid. In the event the Premises are damage, Tenant shall pay to Landlord its insurance proceeds relating to the Leasehold Improvements and alterations in the Premises.

     (c) Notwithstanding anything to the contrary herein, if the Premises are damaged as a result of the negligence or willful misconduct of Tenant or Tenant's employees, agents or invitees, Landlord shall have no obligation to restore the Building or the Premises, Tenant shall pay to Landlord, as additional rent, the amount by which the cost of repairing any damage exceeds the amount of insurance proceeds received by Landlord on account of such damage. Notwithstanding anything to the contrary herein, if the Premises are damaged as a result of the willful misconduct of Landlord or Landlord's employees, agents, or invitees, Landlord shall restore and repair the Premises at Landlord's cost.

     (d) In the event that (1) damage is due to any cause other than fire or other peril fully covered by any extended coverage insurance maintained by Landlord, (2) the holder of any mortgage secured by the Building fails or refuses to make insurance proceeds available for repair, restoration and reconstruction, (3) zoning or other laws or regulations applicable to the site upon which the Building was constructed do not permit Landlord to repair, restore or reconstruct on such site a building substantially similar to the Building, or (4) Landlord is delayed or prevented from repairing or restoring any damage to the Building or the Premises within one hundred eighty (180) days after the occurrence of such damage, by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials or other cause beyond the control of Landlord, Landlord or Tenant may elect to terminate this Lease by written notice to the other.

     (e) It is hereby understood that if Landlord is obligated or elects to repair or restore as herein provided, Landlord shall be obligated to make repairs or restoration only of those portions of the Building and the Premises which were originally provided at Landlord's expense, or for which the Landlord has received insurance proceeds and the repair and restoration of items not provided at Landlord's expense shall be the obligation of Tenant. In no event shall Landlord be obligated to repair or restore any trade fixtures, furnishings, equipment or personal property belonging to Tenant.

     (f) Notwithstanding anything to the contrary contained in this Section 23, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Section 23 occurs during the last twelve (12) months of the term of this Lease or any extension thereof.

24.  Eminent Domain. In the event the whole or a substantial part of the
     --------------
Premises, the Building or the Land shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to said authority to prevent such taking (collectively referred to herein as a "taking"), Landlord or Tenant (only with regard to a taking of the Premises), shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority, and rent shall be apportioned as of that date. For purposes of this Section, a substantial part of the Premises, the Building or the Land shall be considered to have been taken if, the taking shall render it undesirable for this Lease to continue or for Landlord to continue operating the Building. Tenant shall not assert any claim against Landlord or the taking authority for any compensation arising out of or related to such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant. If Landlord does not elect to terminate this Lease, or if the taking is of less than a substantial part of the Premises, the Building, or the Land, the Annual Basic Rent and additional rent payable by Tenant pursuant to Sections 5 and 6 shall be adjusted (based on the ratio that the number of square feet of rentable area taken bears to the number of square feet in the Premises immediately prior to such taking) as of the date possession is required to be surrendered to said authority and Landlord shall repair actual damages resulting from the taking required to make the Premises tenantable. Nothing contained in this Section shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant, and for relocation, as long as such award is made in addition to and separately stated from any award made to Landlord for the Premises, the Building and the Land. Landlord shall have no obligation to contest any taking.

25.  Defaults and Remedies.
     ---------------------

     (a) The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant.

          (i) The failure by Tenant to make any payment or rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice from Landlord, provided however than after the 2nd such notice during the Lease term, any such failure to make a payment shall constitute a default by Tenant with no notice if payment is not received within ten (10) days after the date on which such payment is due.

          (ii) The failure by Tenant to observe or perform any of the other express or implied covenants or provisions of this Lease to be observed or performed by Tenant, where such failure shall continue for a period of thirty
(30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's default is such that more than thirty
(30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure promptly and shall thereafter diligently pursue such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord unless Tenant is diligently pursing to cure to completion, but the pursuit has been delayed beyond the control of the Tenant.

          (iii) Tenant's abandonment of the Premises for a period in excess of thirty (30) days, and failure to make rent payments due. Tenant's vacating and diligent efforts to sublet shall not be considered abandonment as long as Tenant's rental payments are current and Tenant continues to make rental payments.

          (iv)  An Event of Bankruptcy as defined in Section 19.

     (b) Upon the occurrence of a default by Tenant, Landlord shall have the right, then or at any time thereafter:

          (1) Without demand or notice, to reenter and take possession of all or any part of the Premises, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

          (2) To give Tenant written notice of Landlord's intent to terminate this Lease, and on the date specified in Landlord's notice, Tenant's right to possession of the Premises shall cease and this Lease shall terminate.

     (c) In the event of any such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

          (i) the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

          (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

          (iii) the worth at the time of award of the amount of by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

          (iv) any other amount necessary to compensate Landlord for all the harm and damages proximately and directly caused by Tenant's failure to perform its obligations under this Lease.

          (v) As used in Subparagraphs 25(c)(i) and (ii) above, the "worth at the time of award" is computed by allowing interest at the lesser of (i) the prime rate of interest announced from time to time by The Riggs National Bank of Washington, D.C., plus five percent (5%) per annum; or (ii) the maximum rate permitted by law per annum. As used in Subparagraph 25(c)(iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Richmond at the time of award.

     (d) In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Subparagraph 25 (d) shall be construed as an election to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

     (e) All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver or default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant.

26.  Assignment and Subletting.
     -------------------------

     (a) Tenant shall have the right to fully assign or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, subject only to obtaining Landlord's prior written consent of the Subtenant, which consent will not be unreasonably withheld, conditioned, or delayed. Approval or consent shall not be required for a sublet or assignment to any related entity or affiliate or successor of Tenant. Any assignment, encumbrance or sublease without Landlord's prior written consent shall be void and shall constitute a default. No consent to any assignment, encumbrance or sublease shall constitute a waiver of the provision of this Section with respect to any subsequent assignment, encumbrance or sublease. Landlord shall have the right to require any subtenant which is not a Tenant related entity or affiliate, to establish a reasonable Security Deposit prior to Landlord consent.

     (b) If for any proposed assignment or sublease approved by Landlord, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or, in case of the sublease of a portion of the Premises, in excess of such rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are taken into account, Tenant shall pay to Landlord as additional rent hereunder fifty percent (50%) of the profit or other consideration received by Tenant promptly after its receipt, unless such subtenant or assignee is a Tenant related entity or affiliate in which case Tenant may keep one-hundred percent (100%) of the profit payments received by Tenant. Profits shall be defined as sublet revenue less sublet expenses which shall include by way of example and not limited to: rental abatement, operating expenses, construction/renovation costs, architectural and design fees, legal and accounting fees, brokerage commissions, marketing and advertising costs, moving allowances, rental paid to Landlord while actively subletting the Premises, cash payments or allowances, and other reasonable and customary expenses.

     (c) If Tenant is a corporation, then the sale, issuance or transfer of any voting capital stock of Tenant, by the person, persons or entities owning a majority interest therein as of the date of this Lease, which results in the majority interest of Tenant, shall be deemed an assignment within the meaning of this Section. If Tenant is a partnership, the sale or transfer of the partnership share, or any portion thereof, of any general partner shall be deemed an assignment of this Lease. Occupancy of all or part of the Premises by parent, subsidiary, or affiliated companies of Tenant shall not be deemed an assignment or subletting. Regarding this paragraph 26(c) and any change in Tenant's controlling interest as stated herein as of the date of this Lease, Tenant shall provide Landlord with financial or other reasonable information requested by Landlord, regarding any such change in Tenant's interest. Landlord's consent regarding any change in Tenant's controlling interest shall not be unreasonably withheld, conditioned or delayed. Provided Tenant is not in default, Landlord shall not have the ability to recapture any subleased space during the initial or any extended term of the Lease.

27.  Subordination.
     -------------

     (a) This Lease is subject and subordinate to all ground or underlying leases and to all mortgages or deeds of trust which may now or hereafter affect or encumber the Building or the Land and to all renewals, modifications, consolidations, replacements or extensions thereof. This paragraph shall be self-operative and no further instrument of subordination shall be required. In confirmation of any such subordination, Tenant shall execute within ten (10) calendar days after receipt, any certificate or agreement that Landlord may reasonably request. Tenant covenants and agrees to attorn to Landlord or any successors to Landlord's interest in the Demised Premises, whether by sale, foreclosure or otherwise. Landlord and its mortgagee, New England Mutual Life Insurance Company, will enter into a subordination, non-disturbance and attornment agreement on mutually acceptable terms and conditions.

     (b) Notwithstanding the foregoing, in the event any such ground lessor or mortgagee shall elect to make the lien of this Lease prior to the lien of its ground lease, mortgage or deed of trust, then, upon such party, together with Landlord, giving Tenant written notice to such effect, this Lease shall be deemed to be prior in lien to the lien of such ground lease, mortgage or deed of trust, whether dated prior or subsequent thereto, and Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents evidencing the priority of this Lease with respect to any ground leases or underlying leases or the lien of any mortgage or deed of trust.

28.  Estoppel Certificate.
     --------------------

     (a) Within ten (10) business days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement certifying: (i) the date of commencement of this Lease;
(ii) the fact that this Lease is unmodified and in full force and effect, (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications);
(iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) the fact that there are not current defaults under this Lease by either Landlord or Tenant, except as specified in Tenant's statement; and (v) such other matters as may be requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section 28 may be relied upon by any lender, prospective lender, purchaser or prospective purchaser with respect to the Building or any interest therein.

     (b) Tenant's failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord's performance hereunder, and (iii) that not more than one (1) month's rental not including those months subject to rental abatement has been paid in advance.

29.  Rules and Regulations. Tenant shall faithfully observe and comply with the
     ---------------------
"Rules and Regulations," a copy of which is attached hereto, and all modifications thereof and additions thereto from time to time adopted by Landlord for the benefit of the operation of the Building. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building or any of said Rules and Regulations. Landlord will use reasonable diligence to have all tenants comply with Rules and Regulations.

30.  Conflict of Laws. This Lease shall be governed by and construed pursuant to
     ----------------
the laws of the jurisdiction in which the Premises are located.

31.  Successors and Assigns. Except as otherwise provided in this Lease, all of
     ----------------------
the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

32.  Surrender of Premises. The voluntary or other surrender of this Lease by
     ---------------------
Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it or any or all subleases or subtenancies.

33.  Attorneys' Fees.
     ---------------

     (a) In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of the Landlord or Tenant, the prevailing party in such litigation shall be entitled to reasonable attorney fees to be fixed by such action or proceeding.

     (b) Should Landlord be named as a defendant in any suit brought in connection with, arising out of, or related to Tenant's occupancy of the Building or the Premises hereunder, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including reasonable and actual attorneys' fees, except for costs and expenses incurred in connection with a suit brought by Tenant against Landlord regarding Landlord's obligation under this Lease.

     (c) Should Tenant be named as a defendant in any such suit brought in connection with, arising out of, or related to Landlord's ownership of the Building or Premises hereunder, Landlord shall pay to Tenant its cost and expenses incurred in such suit, including reasonable and actual attorney's fees, except for costs and expenses incurred in connection with a suit brought by Landlord against Tenant regarding Tenant's obligation under this Lease.

34.  Performance by Tenant. All covenants and agreements to be performed by
     ---------------------
Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum or money, other than Annual Basic Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant (and without waiving its rights against Tenant on account of such default), but shall not be obligated to, make any such payment or perform any such other act on Tenant's part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the maximum rate permissible by law, from the date of such payment by Landlord, shall be payable to Landlord as additional rent. For each payment of rent hereunder which is more than 10 days later Tenant shall also pay to Landlord a service charge in the amount of three percent (3%) of the outstanding arrearage. Further, following each second payment of rent which is more than 10 days late in any six (6) month period, Landlord shall have the option to require that, beginning with the first payment of rent due following the date such late payment was due, rent shall be payable two (2) months in advance.

35.  Mortgage Protection. In the event of any default on the part of Landlord,
     -------------------
Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, not to exceed however, thirty (30) days unless the nature of Landlord's default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed in default if Landlord commenced such cure, promptly and thereafter diligently prosecuted such cure to completion.

36.  Definition of Landlord. The term "Landlord" shall be limited to mean only
     ----------------------
the owner at the time in question, of the fee title of the Premises. In the event of any transfer, assignment or other conveyance or transfers of any such title, Landlord herein named (and in case of subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord continued in this Lease thereafter to be performed in the event such transferee or assignee specifically assumes such obligations in writing, to the extent permitted by law, without further agreement, the transferee of such title shall be deemed to have assumed and agreed to observe and perform any and all such future obligations of Landlord hereunder during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant and such transfer or subsequent transfer shall not be deemed in violation on Landlord's part of any of the terms and conditions of this Lease.

37.  Waiver. The waiver by Landlord of any breach of any term, covenant or
     ------
condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of either party to insist upon the performance by the other in strict accordance with said terms. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

38.  Parking. Tenant shall have the right to utilize at no charge 78 (or 3.6 per
     -------
1,000 rentable square feet) spaces in the Building parking facilities on a nonexclusive basis with other tenants of the building upon such terms and conditions as may from time to time be established by Landlord. Landlord reserves the right in its absolute discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking spaces among Tenant and other tenants. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the parking facilities or to any personal property locate therein, or for any injury sustained by any person in or about the parking facilities. Landlord shall designate at Tenant's request visitor parking for Tenant's customers and invitees.

39.  Terms and Headings. The words "Landlord" and "Tenant" as used
     ------------------
herein shall include the plural as well as the singular. Words used in any gender include other genders. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

40.  Time. Time is of the essence with respect to the performance of every
     ----
provision of this Lease in which time or performance is a factor.

41.  Prior Agreements: Amendments. This Lease contains all of the
     ----------------------------
agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. This Lease may not be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest.

42.  Enforceability.
     --------------

     (a) If any term or provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or enforceable, the remaining terms and provisions of this Lease, and the application of such invalid or unenforceable term or provision to persons, entities and circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby. Each term and provision of this Lease shall be valid and enforced to the fullest extend permitted by law.

     (b) In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.


43.  Recording. Tenant shall not record this Lease or a short form memorandum
     ---------
thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

44.  Limitation. In consideration of the benefits accruing hereunder, Tenant and
     ----------
all successors and assigns of Tenant covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) The sole and exclusive remedy shall be against the partnership and its partnership assets; including the proceeds of any asset dispositions, insurance benefits or condemantion awrds; (b) No partner of Landlord shall be sued or named as party in any suit or action (except as may be necessary to secure jurisdiction of the partnership); (c) No service of process shall be made against any partner of Landlord (except as may be necessary to secure jurisdiction of the partnership);
(d) Any judgment granted against any partner of Landlord may be vacated and set aside at any time as if such judgment had never been granted; (e) No writ of execution will ever be levied against the assets of any partner of Landlord; and
(f) These covenants and agreements are enforceable both by Landlord and also by any partner of Landlord; and (g) These covenants and agreements are enforceable both by Landlord and also by any partner of Landlord.

45.  Riders. Clauses, plats and riders, if any, signed by Landlord and Tenant
     ------
and affixed to this Lease are a part hereof.

46.  Signs. No sign, advertisement or notice shall be inscribed, painted,
     -----
affixed or displayed on the windows or exterior walls of the Premises or on any public area of the Building, except the directories and the office doors, and then only in such places, numbers, sizes, color and style as are approved by Landlord and which conform to all applicable laws and/or ordinances. Any and all signage on, in or relating to the Premises shall be paid for by Tenant. Landlord, at Landlord's sole cost and expense, shall install Tenant's name on the existing monument sign, located on Fox Mill Road. In addition, Landlord shall make improvements to Tenant's current monument signage in order to reasonably improve the visibility of the Tenant's name from Dulles Technology Drive. Landlord shall also provide all code-required signage for the Building. Notwithstanding anything contained herein to the contrary, Landlord recognizes Tenant's right to display the Building signage which is currently mounted above the entrance to the Premises.

47.  Modification for Lender. If, in connection with any construction, interim
     -----------------------
or permanent financing for the Building, any lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not withhold, delay or defer its consent thereto, provided that such modifications do not: (1) materially increase the obligations of Tenant hereunder; (2) materially adversely affect the leasehold interest hereby created or Tenant's rights hereunder; or (3) increase Tenant's rental obligations.

48.  Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a
     -----------------------
lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

49.  Financial Statements. At any time during the term of this Lease, Tenant
     --------------------
shall no less frequently than annually, upon ten (10) days prior written notice from Landlord, provide Landlord with a current financial statement and if available, the financial statements of the two (2) years prior to the current financial statement year. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

50.  Tenant Improvements. Landlord shall provide design, permitting, and
     -------------------
construction of the Premises in accordance with Exhibit B based on the space plan attached hereto as Exhibit B-1. Tenant shall comply with all code requirements relating to Tenant's operations and shall provide Landlord with a copy of any permits required by any federal, state or local government entity in order to operate.

51.  First Right of Refusal.
     -----------------------

     (a) If at any time during the term of this Lease, Landlord engages in discussions for the lease of any or all available space within the building which Landlord determines are "serious" in nature and may lead to the execution of a letter of intent or lease agreement (a "Serious Proposal"), Landlord shall provide Tenant notice of such Serious Proposal, such notice to consist of the location and size of the space which is the subject of the Serious Proposal, the rental rate for such space, the term of the lease, and any other information which Landlord deems relevant. Tenant shall have the right to negotiate with Landlord to lease all of the space which is the subject of the Serious Proposal by giving written notice of the exercise of such right within three (3) business days after receipt of the Landlord's notice by Tenant's authorized representative. Landlord and Tenant shall have fifteen (15) days after Landlord's receipt of Tenant's notice to negotiate a letter of intent setting for the terms upon which Tenant would lease all of the space which is the subject of the Serious Proposal provided however, the rental rate shall be the then escalated rental rate. If Landlord and Tenant do not execute a letter of intent setting forth the basic terms upon which Tenant would lease all of the space which is the subject of the Serious Proposal during such fifteen (15) day period, for any reason whatsoever, Landlord shall have no further obligation to negotiate with Tenant for the leasing of the space which is the subject of the Serious Proposal, and Tenant shall have no further obligation to lease such space pursuant to this Section except as provided in Section 51(b) below. If during such fifteen (15) day period Landlord and Tenant execute a letter of intent, Landlord and Tenant shall have ten (10) business days to negotiate and execute a lease for the space which is the subject of the Serious Proposal. If Landlord and Tenant do not execute a lease within such ten (10) business day period, for any reason whatsoever, Landlord shall have no further obligation to negotiate with Tenant for the leasing of such space, and Tenant shall have no further right to lease such space pursuant to this Section 51, except as provided in Section 51(b) below. Nothing set forth herein shall bar or prevent Landlord from continuing to market any portion of the Expansion Space while Landlord is negotiating with Tenant pursuant to the provisions of this Section.

     (b) Notwithstanding anything set forth in Section 51 (a) to the contrary, in the event that Landlord does not execute a lease with the party with which Landlord is negotiating a Serious Proposal, then Landlord shall again follow the procedure set forth in Subsection 51 (a) if Landlord receives another Serious Proposal for all or a portion of the space which was the subject to the previous Serious Proposal.

     (c) Tenant's rights under this Section are subject and subordinate to any and all rights granted by Landlord to any purchaser of the Building. Landlord shall notify Tenant of any sale of the building. If Tenant desires expansion space which cannot be provided by Landlord or the prospective purchaser, and Tenant informs Landlord in writing of its desire to expand with fifteen (15) days of notice by Landlord to sell, the Tenant may cancel this Lease with one hundred-eighty (180) days notice to Landlord.

     (d) If Tenant is in default under this Lease on the date Landlord notifies Tenant of a Serious Proposal for all or a portion of available space or at any time thereafter prior to the date Tenant signs a lease for such space, then at Landlord's option, Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

     (e) Tenant's rights under this Section may only be exercised by Tenant and may not be exercised by any transferee, sublessee or assignee of Tenant provided, however, that a permissible sublessee or assignee under Section 26 of this Lease of one hundred percent (100%) of the square footage of the Premises shall have the right to exercise the expansion rights set forth in this Section 51; and further, provided, that the rights of any permissible sublease or assignee under Section 26 of this Lease of one hundred percent (100%) of the square footage of the Premises shall be subject to the matters described in Subsection 51(c).

     (f) Except as provided in Subsection 51(e) above, if at any time fifty percent (50%) or more of the square feet of rentable area of the Premises has been terminated, subleased, or assigned, the Tenant's rights pursuant to this Section shall lapse and be of no further force or effect.

52.  Storage Space. Landlord will allow Tenant to use the area specified on
     -------------
Exhibit D (the "Storage Space"), consisting of 2,117 square feet for storage of records through March 31, 1994. Such Storage Space shall be made available to Tenant on a month-to-month basis and shall be cancelable by the Landlord in the event that the Storage Space has been leased to a third party, following ten
(10) days prior written notice to Tenant. From October 1, 1993, through March 31, 1994, Tenant shall be able to use the Storage Space at no cost. Commencing April 1, 1994, Tenant may lease the Storage Space for one (1)-six (6) month term at a monthly cost of five hundred and 00/100 dollars ($500.00) per month, payable concurrently with Tenant's payments of Annual Basic Rent. Should Tenant opt not to lease the Storage Space for a six (6) month term as specified above, Tenant may continue to occupy the Storage Space on a month-to-month basis at a cost of eight hundred fifty and 00/100 dollars ($850.00) per month, payable concurrently with Tenant's payments of Annual Basic Rent.

53.  Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Basic Rent
     ---------------
and the Additional Rent provided for in this Lease, and upon performing and observing all of the terms, covenants, conditions and provisions of this Lease on Tenant's part to be kept, observed and performed, shall quietly hold, occupy and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by Landlord or any party lawfully claiming through or under Landlord.

     IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

WITNESS/ATTEST:                                   LANDLORD:
                                                  DULLES TECH CENTER I, LTD.
                                                  By: DTC Associates I, L.P.
                                                  By: M.O.E./G.P., a Virginia Limited Partnership

By: /s/                                           By: /s/
   ---------------------------------------           ---------------------------------------
Title:  Vice President                            Title:  Vice President
        --------------                                    --------------

Date:   October 21, 1993                          Date:   October 21, 1993
        ----------------                                  ----------------


WITNESS/ATTEST:                                   TENANT:

                                                  INDUSTRIAL TRAINING CORPORATION,
                                                  a Maryland Corporation

By: /s/                                           By: /s/
   ---------------------------------------           ---------------------------------------
Title:  Vice President and Treasurer              Title:  Vice President and CFO
        ----------------------------                      ----------------------
Date:   October 20, 1993                          Date:   October 20, 1993
        ----------------                                  ----------------

                                   EXHIBIT A

                                  Floor Plan
                           Dulles Technology Center
                            Phase One, Building Two
                         13515 Dulles Technology Drive
                               Herndon, Virginia

                                   EXHIBIT B
                                WORK AGREEMENT

                            (INTENTIONALLY DELETED)

                                   EXHIBIT C

                             RULES AND REGULATIONS

1. No sign, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Building except as noted elsewhere in this Lease without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed.

2. No awning shall be permitted on any part of the Premises. Tenant shall not place anything (including but not limited to blinds, shades, screens, or hanging plants) against or near glass partitions or doors or windows which may appear unsightly from outside the Premises.

3. Tenant shall not obstruct or interfere with the rights of others to use any Building sidewalks, halls, exits, entrances, elevators or stairways. The common areas of the Building are not for the general public, and Landlord retains the right to control and prevent access thereto by all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its Tenants including any person who appears to Landlord to be intoxicated or under the influence of liquor or drugs; provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant is dealing in the ordinary course of its business, unless such persons are engaged in illegal activities or unless such persons violate the terms of the Lease or Landlord's rules and regulations. No Tenant and no employee or invitee of any Tenant shall go upon the roof of the Building without Landlord's consent which will not be unreasonably withheld.

4. All cleaning and janitorial services for the Building and Premises shall be provided exclusively through Landlord.

5. Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Premises without Landlord's consent which shall not be unreasonably withheld. Tenant, upon the termination of its tenancy, shall deliver to Landlord all keys for all doors.

6. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry. Landlord shall have the right to prescribed the weight, size and position of all safes and other heavy objects. Business machines and mechanical equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any Tenant in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

7. Tenant shall not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment and in no event shall any such combustible fluids be used for heating, warming or lighting. Tenant shall not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Premises any birds or animals (except for seeing eye dogs).

8. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, unless stated otherwise hearing, or with consent of the Landlord which will not be unreasonably withheld.

9. Tenant shall cooperate with Landlord to assure the effective operation of the Building's heating and air-conditioning systems and shall comply with any governmental energy saving rules, laws or regulations of which Tenant has notice. Tenant shall refrain from adjusting controls other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed, and shall close window coverings at the end of each business day.

10. Tenant shall close and lock the doors of the Premises and entirely shut off all water faucets or other water apparatus and electricity, gas and air outlets before Tenant and its employees leave the Premises. Tenant shall be responsible for any damage or injuries sustained as a result of noncompliance with this rule.

11. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

12. Tenant shall not sell or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building and Tenant acknowledges that canvassing and peddling of any kind in the Building are prohibited.

13. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building without Landlord' prior written consent which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building.

14. Landlord reserves the right to reasonably approve where and how telephone and telegraph wires are to be introduced to the Premises. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damages resulting from holes cut or bored for wires or other noncompliance with this rule.

15. Tenant shall store all its trash and garbage within the Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

16. The Premises shall not be used for the storage of merchandise held for sale to the general public, for lodging or for manufacturing of any kind.

17. Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building without Landlord's consent.

18. Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

19. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency having jurisdiction.

20. Tenant assumes reasonable responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

21. The requirements of Tenant will be attended to only upon appropriate application to the Office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

22. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas other than vehicles, motorcycles, motor-driven or non-motor-driving bicycles or four-wheeled trucks. Landlord shall not be responsible or have any liability for vehicles left in the project parking areas overnight.

23. Tenant shall be responsible for the observance of all the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.


Initials of:

 /s/                                              /s/
-------------------------                        --------------
Landlord                                             Tenant

                                   EXHIBIT D

                                  Floor Plan
                           Indicating Storage Space
                           Dulles Technology Center
                            Phase One, Building Two
                         13515 Dulles Technology Drive
                               Herndon, Virginia

                                FIRST AMENDMENT
                                   to Lease
                                by and between
                    Dulles Tech Center I, Ltd., as Landlord
                                      and
                  Industrial Training Corporation, as Tenant

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is entered into this______day of______________, 1994 by and between Dulles Tech Center I, Ltd., a California limited partnership ("Landlord") and Industrial Training Corporation, a Maryland corporation ("Tenant").

                               R E C I T A L S:
                               ----------------

WHEREAS, Landlord and Tenant are parties to a Lease dated October 21, 1993 for approximately 21,767 square feet of rentable area in an office building located at 13515 Dulles Technology Drive, Herndon, Virginia in an office park known as Dulles Technology Center; and

WHEREAS, Tenant desires to lease from Landlord and Landlord is willing to demise and lease to Tenant approximately 4,457 additional rentable square feet, upon the terms, conditions, covenants and agreements set forth in this Addendum.

                             W I T N E S S E T H:
                             --------------------

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid by each party to the other, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows.

1. The recitals contained above are true to the best of the parties' knowledge and are incorporated by reference herein.

2. Any term used herein that is defined in the Lease shall have the same meaning as specified in the Lease unless otherwise specifically provided herein.

3. (c) Section 2 of the Lease is hereby amended by adding the following new
Section 2(c):

"In addition to the Original Premises, upon the execution of this First Amendment, Tenant shall have the right to use and occupy temporary storage space located as set forth on Exhibit A-l attached hereto and incorporated herein for all purposes (the "Temporary Space"). Tenant accepts the Temporary Space in its "AS IS WITH ALL FAULTS" condition, and Landlord will not be obligated to make any alterations, additions, changes or modifications to the Temporary Space. The Temporary Space shall be deemed part of the Premises for all purposes of the Lease until Tenant vacates and surrenders the Temporary Space to Landlord except for the payment of Annual Basic Rent and Tenant's Proportionate Share of Basic Operating Charges which shall be paid for the Temporary Space pursuant to this Section. Commencing on June 1, 1994, Tenant shall pay $371.42 per month as Annual Basic Rent for the Temporary Space and $1,385.38 per month for Basic Operating Charges for the Temporary Space. In addition, Tenant shall pay all costs of electricity for the Temporary Space which costs shall be deemed additional rent. On the Expansion Space Lease Commencement Date, Tenant shall vacate and surrender the Temporary Space and Tenant's failure to do so will be a default under the Lease. Tenant shall surrender the Temporary Space and Tenant's failure to do so will be a default under the Lease. Tenant shall surrender the Temporary Space to Landlord in broom clean and in good condition and repair, ordinary wear and tear excepted. Tenant shall indemnify and hold Landlord harmless from any and all damages, claims, costs, expenses, liabilities or causes of action (including attorneys' fees) arising from, connected to or related to Tenant's failure to vacate and surrender the Temporary Space to Landlord, including but not limited to any and all rent that Landlord might have received from any existing or prospective tenant who might have executed a lease for such Temporary Space with Landlord. In addition, Landlord and Tenant acknowledge and agree that the Annual Basic Rent referred to in Section 1 of the Lease and Tenant's Proportionate

Share referred to in Section 1 of the Lease are calculated for only the Original Premises and the Expansion Space, and therefore, in the event Tenant fails to vacate and surrender the Temporary Space on the Expansion Space Lease Commencement Date: (l) in addition to the Annual Basic Rent referred to in
Section 1, Tenant shall commence paying Annual Basic Rent for the Temporary Space in the amount of Five and 75/100 Dollars ($5.75) per rentable square foot of the Temporary Space as adjusted pursuant to Section 5(b) of the Lease until the date Tenant vacates and surrenders the Temporary Space; and (2) Tenant's Proportionate Share shall be revised to include the Temporary Space. On Tenant's vacation and surrender of the Temporary Space to Landlord, the term "Premises" shall no longer include the Temporary Space and shall only mean the Original Premises and the Expansion Space."

4. Effective on the Expansion Space Lease Commencement Date, Tenant shall pay $371.42 per month as Annual Basic Rent for the Expansion Space and $1,385.38 per month for Basic Operating Charges for the Expansion Space up through October 31, 1994 and thereafter Tenant shall pay Annual Basic Rent for the Expansion Space pursuant to Section 5(b) of the Lease and Basic Operating Charges pursuant to
Section 6 of the Lease.

5. Effective on the Expansion Space Lease Commencement Date, as hereinafter defined, Section 1 (Annual Basic Rent) of the Lease is hereby amended by
                    ------ ----- ----
deleting it in its entirety and substituting in lieu thereof the following new
Section 1 (Annual Basic Rent):
           -----------------

"Annual Basic Rent: As of the Commencement Date, TWO HUNDRED TWENTY EIGHT
 -----------------
THOUSAND FIVE HUNDRED FIFTY THREE AND 50/100 DOLLARS ($228,553.50) per annum, for the Original Premises which is based on 21,767 rentable square feet at the rate of $10.50 per rentable square feet full service net of electric which is subject to the increases set forth in the schedule pursuant to Section 5(b).

As of the Expansion Space Lease Commencement Date, the Annual Basic Rent for the Expansion Space shall be as provided in the schedule pursuant to Section 5(b)."

6. Effective on the Expansion Space Lease Commencement Date, as hereinafter defined, Section 1 (Premises) of the Lease is hereby amended to provide that the
                    --------
Premises shall include approximately 4,457 additional rentable square feet ("Expansion Space") as described on Exhibit A attached hereto and incorporated herein for all purposes. Effective on the Expansion Space Lease Commencement Date, the term "Premises" shall mean a total of approximately 26,224 square feet of space in the Building; the term "Original Premises" shall mean the original 21,767 square feet leased to Tenant, the term Temporary Space shall mean as previously defined and the term "Expansion Space" shall mean as previously defined.

7. The Expansion Space Lease Commencement Date shall be the date of Substantial Completion (as hereinafter defined) of the tenant improvements pursuant to the Plans as defined in Paragraph 12 of this First Amendment, whichever occurs later. Substantial Completion shall be that date, as determined by Landlord or Landlord's architect, when all the tenant improvements pursuant to the Plans have been completed except for minor punch-list items. In the event Tenant causes any delay due to (a) Tenant-initiated change orders to the Plans, (b) Tenant's request for long-lead materials, finishes, installations or specialty items, or (c) due to affirmative acts of Tenant, or any person, firm or corporation employed by Tenant, such as causing damages during any inspection of the tenant improvements (all of which are individually or collectively referred to as "Tenant Delays") then Substantial Completion shall be the date the Expansion Space would have been completed if such Tenant Delay had not occurred. Landlord shall endeavor to deliver the Expansion Space by November 1, 1994. It is understood and agreed that in the event that Landlord cannot deliver the Expansion Space on November 1, 1994, this First Amendment shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.

8. On the Expansion Space Lease Commencement Date, the second sentence of
Section 1 (Tenant's Proportionate Share) of the Lease is hereby deleted and the
           -------- ------------- -----
following new second sentence of Section 1 (Tenant's Proportionate Share) is
                                            -------- ------------- -----
hereby substituted in lieu thereof:

"As of the Expansion Space Lease Commencement Date, Tenant's Proportionate Share for the Original Premises shall be as defined herein, calculated to be 68.19% of the total square feet area in the Building (31,923 SF); 22.73% of the total area of the Project (Three Phase One Building totaling 95,769 sq. ft.); and 1.339% of the office park (1,625,000 sq. ft).

As of the Expansion Space Lease Commencement Date, Tenant's Proportionate Share for the Expansion Space shall be as defined herein, calculated to be 13.96% of the total square feet area in the Building (31,923 SF); 4.65% of the total area of the Project (Three Phase One Buildings totaling 95,769 sq. ft.); and .274% of the office park (1,625,000 sq. ft.)"

9. Section 5(b) of the Lease is hereby amended by deleting Section 5(b) in its entirety and substituting in lieu thereof the following Section 5 (b):

     "(b) The Annual Basic Rent for the Original Premises shall escalate during the Lease Term as indicated on the following schedule:


Lease Year Period             Escalation       Annual Basic Rent

1         9/1/93-8/31/94         N/A           $10.50/SF, N.O.E.
2         9/1/94-8/31/95       $1.55/SF        $12.05/SF, N.O.E.
3         9/1/95-8/31/96          3%           $12.41/SF, N.O.E.
4         9/1/96-8/31/97          3%           $12.78/SF, N.O.E.
5         9/1/97-8/31/98          3%           $13.17/SF, N.O.E.
6         9/1/98-6/30/99          3%           $13.56/SF, N.O.E.

Commencing on November 1, 1994, Tenant shall pay to Landlord Annual Basic Rent for the Expansion Space in accordance with the following schedule:


Period           Annual Base       Annual Base    Monthly
                   Rent/SF            Rent        Installment

11/1/94-          $5.75            $21,356.46      $2,135.65
8/31/95*

9/1/95-           $5.92            $26,385.44      $2,198.79
8/31/96

9/1/96-           $6.10            $27,187.70      $2,265.64
8/31/97

9/1/97-           $6.28            $27,989.96      $2,332.50
8/31/98

9/1/98-           $6.47            $24,030.66      $2,403.07
6/30/99*

*Period reflects ten (10) months.

     In the event the Expansion Space Lease Commencement Date is on a day other than the first day of a calendar month, then the rental for the month in which the Expansion Space Lease Commencement Date occurs shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to thirty (30) days.

     Notwithstanding anything in this Section 5(b) to the contrary, Landlord agrees to abate all of the Annual Basic Rent (but not the additional rent) for the Expansion Space (but not the Original Premises) due for the first four (4) full calendar months (for November 1, 1994, December 1, 1994, January 1, 1995 and February 1, 1995) for a total rent abatement equal to Eight Thousand Five Hundred Forty-Two and 60/100 Dollars ($8,542.60)."

10. Effective on the Expansion Space Lease Commencement Date, Section 6(a) of the Lease is hereby amended by deleting the first two sentences and substituting the following language in lieu thereof:

     "(a) As additional rent for the Original Premises, Tenant shall pay to Landlord its Proportionate Share for the Original Premises of the amount by which the Basic Operating Charges incurred by Landlord in operation of the Building and Land during any Lease Year exceed $4.40 per square foot (the "Base Index"). The computation of Basic Operating Charges and Tenant's Proportionate Share for the Original Premises shall be computed on a calendar year (or portion thereof) and Tenant shall pay Tenant's Proportionate Share for the Original Premises of the amount by which the Basic Operating Charges (averaged on a monthly basis in the case of a partial year) for the calendar year exceed the Base Index.

     Commencing on November 1, 1994, as additional rent for the Expansion Space, Tenant shall pay to Landlord its Proportionate Share for the Expansion Space of the amount of Basic Operating Charges incurred by Landlord in operation of the Building and Land during any calendar year."

11. Effective on the Expansion Space Lease commencement Date, Section 18 of the Lease, Utilities and Services, is hereby amended by deleting it in its entirety
       --------- --- --------
and substituting the new Section 18 in lieu thereof:

     "18. Utilities and Services. Except as noted in this Section and elsewhere
          --------- --- --------
in this Lease regarding Tenant paid utilities, Landlord will operate and maintain the Building in a professional manner befitting a comparable first-class office/R&D building in the Reston/Herndon area. A separate electric meter currently exists for the Original Premises. Tenant shall furnish its own electricity to the Original Premises and shall pay the entire cost thereof, and Landlord shall have no responsibility for providing any such electric utility for the Original Premises.

     To the extent utilities for the Expansion Space are commonly metered, Tenant shall pay Landlord as additional rent one hundred percent (100%) of its Proportionate Share for such utilities. If Tenant's use of any such utilities is other than for normal office use and/or disproportionate to other office tenants of the Office Park, then Landlord and Tenant each have the right, at Tenant's sole cost and expense, to have a separate meter installed upon the Expansion Space. If a separate meter is installed upon the Expansion Space, Tenant will pay to the utility company (or, at Landlord's request, to Landlord) all charges for the Expansion Space on the basis of such meter readings.

     To the extent utilities for the Expansion Space are not commonly metered, Tenant agrees to pay promptly to the appropriate supplier all charges for water, gas, steam, electricity or other power source, and all other utility services used and/or supplied in connection with Tenant's use of the Expansion Space. Tenant shall also pay on a timely basis to the appropriate supplier all charges for telephone and all other communication services used, rendered and/or supplied upon or in connection with the Expansion Space."

12. The following new Section 54 is hereby added to the Lease as follows:

     "(a) Upon the execution of the First Amendment to Lease, Landlord agrees to construct the improvements to the Expansion Space pursuant to plans and specifications which shall be mutually agreed upon by Landlord and Tenant (the "Plans"'). If there are any changes requested by Tenant after Tenant's and Landlord's mutual approval of the Plans, then Tenant shall be responsible for all costs and expenses resulting from such changes if such costs and expenses exceed the Tenant Improvement Allowance (as hereinafter defined). No such changes shall be made without: Landlord's prior written approval. Landlord shall not responsible for delay in construction because of changes to the Plans after the mutual approval by Landlord and Tenant. Upon the completion of any necessary revised Plans, Landlord shall notify Tenant in writing of the cost which will be chargeable to Tenant by reason of such change(s) and Landlord's Expansion Space Lease Commencement Date due to such change, and Tenant shall, within five (5) days, notify Landlord whether it desires to proceed with such changes. If Tenant does not notify Landlord whether it desires such change within the aforesaid five (5) day period, Landlord shall not be obligated to continue work on the construction and may suspend work until such notice is given by Tenant. In addition, if Tenant fails to pay Landlord the cost of such change if such cost shall exceed the Tenant Improvement Allowance, the Landlord may suspend work until Landlord receives Tenant's payment of such excess.

     (b) Landlord hereby grants to Tenant an allowance toward the cost of the tenant improvements to the Expansion Space in an amount not to exceed Twenty Seven Thousand Seventy-Nine and 00/100 Dollars ($27,079.00) (the "Tenant Improvement Allowance"). In the event that the cost of the tenant improvements for the Expansion Space exceed the Tenant Improvement Allowance (any such excess is hereby referred to as the "Allowance Excess"), then Tenant shall be liable for the Allowance Excess and shall reimburse Landlord within seven (7) business days of Tenant's receipt of Landlord's invoice for such Allowance Excess."

13. Except as amended hereby, all of the terms and provisions of the Lease shall be and remain in full force and effect including but not limited to the renewal option contained in Section 7.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment under seal on the date first above written.

WITNESS/ATTEST

LANDLORD:
DULLES TECH CENTER I, LTD.
By: DTC Associates I, LP.
By: M.O.R./G.P., a Virginia Limited Partnership
By: RA & VA, Inc.

By: /s/
   ------------------------------
TITLE: SENIOR V.P.


BY:
   ---------------------------------
(Corporate Seal)

WITNESS/ATTEST:

TENANT:
INDUSTRIAL TRAINING CORPORATION, a Maryland corporation

By: /s/
   ----------------------------------
Title: V.P. and CFO


(Corporate Seal)
BLP0107.94
5/16/94-10:27am

                                   Exhibit A
                                  Floor Plan
                               (Expansion Space)
                           Dulles Technology Center

                                  Exhibit A-1
                                   Floor Plan
                               (Temporary Space)

                                       36